Southern Community Financial Corporation
Announces Results for the Fourth Quarter and Full Year 2010

Winston-Salem, NC – (MARKET WIRE) 01/31/2011 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, today reported fourth quarter and full year 2010 results.

Fourth Quarter Financial Highlights:

•	Net loss available to common shareholders of $2.9 million, or $0.17 per diluted share;
•	Provision for loan losses of $6.5 million decreased $10.5 million compared to third quarter;
•	Allowance for loan losses decreased $5.5 million to $29.6 million, or 2.60% of total loans;
•	Loans delinquent 30-89 days decreased $3.4 million from September 30, 2010 to $5.5 million;
•	Net charge-offs of $12.0 million, or 4.10% of average loans (annualized), up from $11.5 million, or 3.78% of average loans (annualized), in the third quarter;
•	Nonperforming assets increased to $121.0 million, or 7.28% of total assets from $118.1 million, or 7.10%, of total assets at September 30, 2010; and
•	Year-over-year improvement in mortgage banking income of 72%.

Full Year 2010 Financial Highlights:

•	Local core deposit funding increased year-over-year to 71% of deposits from 67% at December 31, 2009;
•	Wealth management income increased 27% over 2009; and
•	Reduction in personnel and occupancy expenses of 7% and 6%, respectively, compared to 2009 levels.

The net loss available to common shareholders decreased to $2.9 million in the fourth quarter of 2010, compared with a net loss of $8.6 million in the third quarter of 2010 and a net loss of $11.3 million in the fourth quarter of 2009.  The net loss per diluted common share in the fourth quarter of 2010 also decreased to $0.17, compared to $0.51 in the third quarter of 2010, and $0.68 in the fourth quarter of 2009.

The net loss available to common shareholders for the year ended December 31, 2010 decreased to $17.1 million, or $1.01 per diluted share, compared to a net loss of $65.7 million, or $3.91 per diluted share for the year ended December 31, 2009.  Full year 2009 results were significantly impacted by the $49.5 million goodwill impairment charge recorded during the first quarter of 2009.  Excluding this charge, the net loss available to common shareholders was $16.2 million, or $0.96 per diluted share, for the full year ended December 31, 2009.

“While our level of nonperforming assets remains high, we are very encouraged by recent trends in our impaired loans and delinquencies,” said F. Scott Bauer, Chairman and Chief Executive Officer.  “The fourth quarter of 2010 was the third consecutive quarter in which loan delinquencies decreased.  Additionally, our allowance for loan losses decreased due to the recognition of charge-offs on loans with specific reserves allocated in prior periods and a decrease in newly identified nonperforming loans requiring a specific allowance.  We have made progress in the resolution of certain nonaccrual, collateral dependent loans and as a result, we expect a reduction in our nonperforming loans during the first half of 2011.

As economic conditions across our footprint remain weak, we continue to expect shrinkage in the overall loan portfolio.  However, as nonaccrual collateral dependent loans return to performing status and our earning asset mix shifts away from short term, lower yielding securities, we anticipate that our net interest margin should remain fairly stable with opportunities for margin improvement in the second quarter of 2011 and subsequent quarters.

We have identified approximately $2.0 million in annual cost savings, and have implemented these cost saving initiatives effective January 1, 2011.  These expense reductions include the elimination of the 401(k) employer match and company-wide efficiency initiatives.

 As they have been throughout this difficult credit cycle, our employees remain committed to providing our customers with the best service possible.  We have a strong franchise and foundation which will help us weather this difficult environment.  Southern Community remains well funded with capital ratios in excess of well capitalized thresholds.”

Asset Quality

Nonperforming loans increased to $103.6 million, or 9.12% of total loans, at December 31, 2010 from $98.7 million, or 8.29% of total loans, at September 30, 2010.  Loans delinquent 30-89 days have declined to $5.5 million at December 31, 2010 from $8.9 million at September 30, 2010, and from $9.7 million at June 30, 2010.  Nonperforming assets increased to $121.0 million, or 7.28% of total assets, at December 31, 2010 from $118.1 million, or 7.10% of total assets, at September 30, 2010.

The provision for loan losses of $6.5 million in the fourth quarter of 2010 decreased from $17.0 million in the third quarter 2010.  The allowance for loan losses (ALLL) decreased $5.5 million to $29.6 million, or 2.60% of loans, from $35.1 million, or 2.95% of loans, at September 30, 2010.  Net charge-offs increased sequentially to $12.0 million, or 4.17% of average loans on an annualized basis, from $11.5 million, or 3.78% of average loans on an annualized basis, for the third quarter 2010.  While nonperforming loans increased slightly during the fourth quarter, the specific allowance for impaired loans decreased by $4.4 million to $5.1 million on a linked quarter basis as fewer newly identified nonperforming loans required a specific allowance.

Given the relative magnitudes of the provision for loan losses and the net charge-offs for the fourth quarter 2010 and their impact on deferred tax assets, the income tax benefit on operating losses during the fourth quarter 2010 was decreased due to realization considerations by an addition of $1.0 million in the valuation allowance on deferred tax assets.

Net Interest Income

Net interest income of $12.4 million in the fourth quarter of 2010 decreased 7% compared to $13.3 million in the third quarter of 2010 and to $13.4 million in the fourth quarter of 2009.  The net interest margin decreased 25 basis points to 3.14% compared with 3.39% in the third quarter of 2010.  The sequential decrease in the net interest margin resulted from the impact of a significant increase in nonaccrual loans in late third quarter and a shift in the earning asset mix of $46.6 million from average loan balances to lower yielding investments and overnight funds, partially offset by lower deposit costs.  Excluding the impact of nonaccrual loans (with an average balance of approximately $92.0 million), the net interest margin for the fourth quarter would have been 31 basis points higher than 3.14%.  The funding mix also shifted towards time deposits as higher cost, maturing borrowed funds were repaid, and longer term certificates of deposit were secured at historically reasonable funding costs.  Compared to the fourth quarter of 2009, the net interest margin decreased 14 basis points due to the $100.2 million, or 8%, decrease in loan balances.

Net interest income for 2010 increased $613 thousand, or 1%, compared with the full year 2009 primarily due to the 19 basis point increase in net interest margin during 2010 which offset a $75.8 million decrease in earning assets.  The increase in net interest margin resulted principally from a 54 basis point decline in the cost of funds during 2010.

Non-interest Income

Non-interest income increased by $1.1 million, or 37%, to $4.2 million during the fourth quarter of 2010, compared with the third quarter of 2010.  The increase in non-interest income primarily resulted from a $1.1 million increase in investment securities gains.  The sequential increase in the fair value of derivatives of $305 thousand was offset by a $120 thousand decrease in Small Business Investment Company (SBIC) income, a $118 thousand decrease in investment brokerage fee income, a $37 thousand decrease in mortgage banking income, and a $23 thousand decrease in service charge income.

On a year-over-year comparison, non-interest income in the fourth quarter of 2010 increased $674 thousand, or 19%, compared with the fourth quarter of 2009.  The year-over-year increase was primarily due to $1.1 million increase in investment securities gains, a $298 thousand increase in mortgage banking income and a $224 thousand increase in SBIC income.  These increases were partially offset by a $931 thousand decrease in the fair value of derivatives and a $54 thousand decrease in service charge income.

Non-interest Expenses

Non-interest expenses of $12.6 million during the fourth quarter of 2010 increased $1.6 million, or 15%, on a linked quarter basis.  Excluding the sequential increases of $1.8 million in writedowns on foreclosed properties and $64 thousand in other expenses related to foreclosed real estate, non-interest expenses decreased by $212 thousand, or 2%.  Compared to the fourth quarter of 2009, non-interest expenses decreased $970 thousand, or 7%.  The decrease on a year-over-year basis was primarily due to a $282 thousand decrease in salaries and employee benefits, a $104 thousand decrease in occupancy and equipment expenses, and a $584 thousand decrease in other expenses.  The decrease in salaries and employee benefits was due to reductions in staff and cost savings programs initiated in prior quarters.

Balance Sheet

As of December 31, 2010, total assets amounted to $1.7 billion, essentially flat compared to the third quarter of 2010.  Total assets decreased $66.6 million, or 4%, compared to the fourth quarter of 2009.  The loan portfolio decreased by $53.7 million, or 4%, sequentially, and decreased by $100.2 million, or 8%, since December 31, 2009 due to decreased loan demand resulting from the prolonged weak economic conditions.  Total deposits of $1.3 billion at December 31, 2010 increased $30.8 million, or 2%, sequentially due to a $57.0 million increase in time deposits.  Compared to the fourth quarter of 2009, deposits increased $34.3 million, or 3%, as time deposits increased $38.8 million, or 6%.  Borrowings declined $23.6 million, or 10% compared to the third quarter of 2010, and $80.0 million, or 28%, year-over-year.

At December 31, 2010, stockholders’ equity of $100.9 million represented 6.07% of total assets.  Stockholders’ equity decreased $8.2 million, or 7%, from $109.1 million at September 30, 2010 primarily as a result of the $2.9 million fourth quarter loss discussed above.  Also contributing to the decrease in stockholders’ equity was a $5.3 million decrease in other comprehensive income resulting from a decrease in the fair values of investment securities available for sale.  Regulatory capital ratios remain in excess of the “well capitalized” thresholds.

Conference Call

Southern Community’s executive management team will host a conference call on January 31, 2011, at 8:30 am Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-877-719-9810 or 1-719-325-4751 and entering pass code 1234990.  A replay of the conference call can be accessed until 12:30 pm on February 11, 2011, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 1234990.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations, intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans or expectations contemplated by our Company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan losses, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the Company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
Income Statement	2010	2010	2010	2010	2009	2010	2009

Interest Income	$19,164	$20,049	$20,439	$20,986	$22,092	$80,638	$89,473
Interest Expense	6,759	6,773	7,007	7,739	8,701	28,278	37,726
Net Interest Income	12,405	13,276	13,432	13,247	13,391	52,360	51,747

Provision for Loan Losses	6,500	17,000	5,500	10,000	18,000	39,000	34,000

Net Interest Income after Provision for Loan Losses	5,905	(3,724)	7,932	3,247	(4,609)	13,360	17,747

Non-Interest Income
Service Charges and Fees on Deposit Accounts	1,617	1,640	1,719	1,557	1,671	6,533	6,246
Income from mortgage banking activities	714	751	359	358	416	2,182	2,104
Investment brokerage and trust fees	306	424	509	235	292	1,474	1,159
SBIC income (loss) and management fees	6	126	323	176	(218)	631	148
Gain (Loss) on Sale of Investment Securities	1,135	24	1,018	1,354	-	3,531	1,236
Gain (Loss) and Net Cash Settlement on Economic Hedges	(79)	(384)	(38)	(31)	852	(532)	234
Other-than-temporary impairment	-	-	-	(186)	-	(186)	-
Other Income	501	479	502	490	513	1,972	1,779
Total Non-Interest Income	4,200	3,060	4,392	3,953	3,526	15,605	12,906

Non-Interest Expense
Salaries and Employee Benefits	5,103	5,033	5,321	5,469	5,385	20,926	22,502
Occupancy and Equipment	1,778	1,839	1,895	1,916	1,882	7,428	7,903
Goodwill Impairment	-	-	-	-	-	-	49,501
Expenses of Managing Foreclosed Assets	469	405	588	360	346	1,822	883
Writedowns of Foreclosed Assets	1,895	123	591	483	1,604	3,092	2,493
Other	3,363	3,584	3,938	3,615	4,361	14,500	17,216
Total Non-Interest Expense	12,608	10,984	12,333	11,843	13,578	47,768	100,498

Income (Loss) Before Taxes	(2,503)	(11,648)	(9)	(4,643)	(14,661)	(18,803)	(69,845)
Provision for Income Taxes	(282)	(3,698)	(270)	(32)	(3,944)	(4,282)	(6,686)

Net Income (Loss)	$(2,221)	$(7,950)	$261	$(4,611)	$(10,717)	$(14,521)	$(63,159)

Effective dividend on preferred stock	633	633	632	633	627	2,531	2,508

Net Income (loss) available to common shareholders	$(2,854)	$(8,583)	$(371)	$(5,244)	$(11,344)	$(17,052)	$(65,667)

Net Income (Loss) per Common Share
Basic	$(0.17)	$(0.51)	$(0.02)	$(0.31)	$(0.68)	$(1.01)	$(3.91)
Diluted	$(0.17)	$(0.51)	$(0.02)	$(0.31)	$(0.68)	$(1.01)	$(3.91)

Balance Sheet	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2010	2010	2010	2010	2009

Assets
Cash and due from Banks	$16,584	$44,612	$35,757	$33,885	$30,184
Federal Funds Sold and Overnight Deposits	49,587	1,646	1,358	22,352	31,269
Investment Securities	352,873	322,431	307,595	335,519	323,700
Federal Home Loan Bank Stock	8,750	9,092	9,794	9,794	9,794

Loans held for sale	5,991	7,161	6,582	2,984	3,025

Loans	1,130,076	1,183,753	1,198,565	1,208,454	1,230,275
Allowance for Loan Losses	(29,580)	(35,100)	(29,609)	(36,007)	(29,638)
Net Loans	1,100,496	1,148,653	1,168,956	1,172,447	1,200,637

Bank Premises and Equipment	40,550	40,718	41,535	42,058	42,630
Foreclosed Assets	17,314	19,385	18,781	20,285	19,634
Other Assets	69,853	69,088	69,757	67,856	67,735

Total Assets	$1,661,998	$1,662,786	$1,660,115	$1,707,180	$1,728,608

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$110,114	$119,249	$123,573	$113,292	$118,372
Money market, savings and NOW	582,878	599,978	623,854	620,433	579,027
Time	655,427	598,383	545,420	573,229	616,671
Total Deposits	1,348,419	1,317,610	1,292,847	1,306,954	1,314,070

Borrowings	204,784	228,343	242,303	275,831	284,580
Accrued Expenses and Other Liabilities	7,854	7,739	7,981	7,513	7,961
Total Liabilities	1,561,057	1,553,692	1,543,131	1,590,298	1,606,611

Total Stockholders' Equity	100,941	109,094	116,984	116,882	121,997

Total Liabilities and Stockholders' Equity	$1,661,998	$1,662,786	$1,660,115	$1,707,180	$1,728,608

Tangible Book Value per Common Share	$3.50	$3.99	$4.46	$4.45	$4.77

	For the three months ended										Years Ended
	Dec 31,		Sep 30,		Jun 30,		Mar 31,		Dec 31,		Dec 31,		Dec 31,
	2010		2010		2010		2010		2009		2010		2009

Per Common Share Data:
Basic Earnings (loss) per Share	$(0.17)		$(0.51)		$(0.02)		$(0.31)		$(0.68)		$(1.01)		$(3.91)
Diluted Earnings (loss) per Share	$(0.17)		$(0.51)		$(0.02)		$(0.31)		$(0.68)		$(1.01)		$(3.91)
Tangible Book Value per Share	$3.50		$3.99		$4.46		$4.45		$4.77		$3.50		$4.77

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	-0.52%		-1.91%		0.06%		-1.10%		-2.44%		-0.86%		-3.57%
Return on Average Equity (annualized) ROE	-8.09%		-27.07%		0.90%		-15.34%		-31.92%		-12.52%		-42.78%
Return on Tangible Equity (annualized)	-8.15%		-27.25%		0.90%		-15.44%		-32.14%		-12.61%		-46.93%
Net Interest Margin	3.14%		3.39%		3.46%		3.41%		3.28%		3.35%		3.16%
Net Interest Spread	2.99%		3.20%		3.32%		3.26%		3.08%		3.19%		2.95%
Non-interest Income as a % of Revenue	25.29%		18.73%		24.64%		22.98%		20.84%		22.96%		19.96%
Non-interest Income as a % of Average Assets	0.99%		0.73%		1.04%		0.94%		0.80%		0.93%		0.73%
Non-interest Expense to Average Assets	2.97%		2.64%		2.93%		2.82%		3.09%		2.84%		5.69%
Efficiency Ratio	75.93%		67.24%		69.19%		68.85%		80.26%		70.28%		155.44%

Asset Quality:
Nonperforming Loans	$103,648		$98,709		$55,477		$50,608		$37,732		$103,648		$37,732
Nonperforming Assets	$120,962		$118,094		$74,258		$70,893		$57,366		$120,962		$57,366
Nonperforming Loans to Total Loans	9.12%		8.29%		4.60%		4.18%		3.06%		9.12%		3.07%
Nonperforming Assets to Total Assets	7.28%		7.10%		4.47%		4.15%		3.32%		7.28%		3.32%
Allowance for Loan Losses to Period-end Loans	2.60%		2.95%		2.46%		2.97%		2.40%		2.60%		2.40%
Allowance for Loan Losses to Nonperforming Loans (X)	0.29	X	0.36	X	0.53	X	0.71	X	0.79	X	0.29	X	0.79	X
Net Charge-offs to Average Loans (annualized)	4.10%		3.78%		3.95%		1.20%		2.92%		3.25%		1.82%

Capital Ratios:
Equity to Total Assets	6.07%		6.56%		7.05%		6.85%		7.06%		6.07%		7.06%
Tangible Common Equity to Total Tangible Assets (1)	3.54%		4.03%		4.52%		4.39%		4.63%		3.54%		4.63%

Average Balances:
Year to Date
Interest Earning Assets	$1,562,393		$1,561,504		$1,564,646		$1,573,247		$1,638,171
Total Assets	1,681,068		1,680,902		1,695,640		1,704,190		1,767,047
Total Loans	1,200,609		1,213,497		1,215,776		1,222,594		1,272,087
Equity	115,962		118,352		119,293		121,944		147,652
Interest Bearing Liabilities	1,436,443		1,435,705		1,451,099		1,459,636		1,501,705

Quarterly
Interest Earning Assets	$1,565,031		$1,555,323		$1,556,140		$1,573,247		$1,621,037
Total Assets	1,681,561		1,651,907		1,687,184		1,704,190		1,745,299
Total Loans	1,162,365		1,209,013		1,209,033		1,222,594		1,246,223
Equity	108,870		116,501		116,671		121,944		133,201
Interest Bearing Liabilities	1,438,633		1,405,419		1,442,655		1,459,636		1,486,386

Weighted Average Number of Shares Outstanding
Basic	16,812,380		16,812,625		16,814,378		16,806,292		16,789,045		16,811,439		16,787,938
Diluted	16,812,380		16,812,625		16,814,378		16,806,292		16,789,045		16,811,439		16,787,938
Period end outstanding shares	16,812,625		16,812,625		16,812,625		16,818,125		16,787,675		16,812,625		16,787,675

(1) - Tangible Common Equity to Total Tangible Assets is period-ending common equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.